Exhibit 15.1

Acknowledgement of Independent Registered Public Accounting Firm

May 6, 2005

The Board of Directors

United Stationers Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-66352, No. 333-37665 and No. 120563) of our report dated May 6, 2005, relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP